EXECUTIVE EXCISE TAX GROSS-UP AGREEMENT

        This agreement (the “Agreement”) is made effective as of January __, 2009 by and between Whiting Petroleum Corporation (the “Company”) and ____________ (the “Executive”).

        WHEREAS, the Company wishes to continue to employ the Executive and the Executive wishes to continue to be employed, in each case subject to the terms and conditions set forth below.

        NOW, THEREFORE, in consideration of the conditions and mutual covenants contained in this Agreement, the parties agree as follows:

        1.    Excise Tax Gross-Up. If a Change in Control (as defined below) occurs when the Executive is employed by the Company, then the Executive shall be entitled to receive the benefits set forth in this Section 1.

(a) If any payment to the Executive under this Agreement, or under any other agreement with, or plan of, the Company (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” as defined in Section 280G (or any successor provision) of the Internal Revenue Code of 1986, including any amendments thereto or any successor tax codes thereof (the “Code”), then the Company shall pay the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any (i) excise tax imposed under Section 4999 (or any successor provision) of the Code and any interest charges or penalties in respect of the imposition of such excise tax (collectively, the “Excise Tax”) (but not any federal, state or local income tax or employment tax) on the Total Payments, and (ii) any federal, state and local income tax, employment tax, and excise tax upon the payment provided for by this Section 1(a), is equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest stated rate of federal income tax and the marginal rate of employment tax in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment under this Section 1(a), but that the Executive would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is not in excess of $50,000, then the amounts payable to the Executive under the Company’s Production Participation Plan shall be reduced (but not below zero) so that the Total Payments do not exceed the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to the Executive. The Company shall pay the Gross-Up Payment to or for the benefit of the Executive at such time as the Company is required to withhold and remit the Excise Tax, but in no event later than 2½ months following the calendar year in which the Change in Control occurs (the “Payment Period”).

If, after the Payment Period, one or more additional Total Payments are made to the Executive with the result that an additional Gross-Up Payment is due, then the Gross-Up Payment shall be recalculated based on the Excise Tax determined to be owed by Executive using the actual income and employment taxes paid by the Executive on the original Gross-Up Payment and on any additional amount of Gross-Up Payment made pursuant to this paragraph, all as determined by National Tax Counsel (as defined below). Provided the Executive cooperates with the Company and National Tax Counsel by providing all required documentation of such income and employment taxes, the Company shall reimburse the Executive for the excess of the Gross-Up Payment as recalculated over the aggregate of the prior Gross-Up Payment(s) as soon as practicable after National Tax Counsel determines the additional amount due, but in no event later than the end of the calendar year following the year in which the Executive remits the additional Excise Tax.

(b) Promptly following notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an “excess parachute payment” as defined in Section 280G of the Code (or any successor provision), the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Amount (as defined below), (ii) the amount and present value of Total Payments, (iii) the amount and present value of any excess parachute payments, and (iv) the amount of any Gross-Up Payment or the reduction of any Total Payments to the Safe Harbor Cap, as the case may be. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) (or any successor provisions) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel so requests in connection with the opinion required by this Section 1(b), the Executive and the Company shall obtain, at the Company’s expense, and National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code and the regulations thereunder.

(c) For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G (or any successor provision) of the Code and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) (or any successor provision) of the Code. As used in this Agreement, the term “Base Amount” means an amount equal to the Executive’s “annualized includable compensation for the base period” as defined in Section 280G(d)(1) (or any successor provision) of the Code.

(d) In the event of an audit by the Internal Revenue Service, or by a state or local taxing authority, of the Excise Tax on the Total Payments or Gross-Up Payment, and, as a result of such audit, a final determination of the amount of Excise Tax is made, the Gross-Up Payment shall be recalculated based on the Excise Tax as finally determined and using the actual income and employment taxes paid by the Executive on the original Gross-Up Payment(s) and on any additional amount of Gross-Up Payment made pursuant to this Section 1(d), all as determined by National Tax Counsel. Provided the Executive cooperates with the Company and National Tax Counsel by providing all required documentation of such income and employment taxes, the Company shall reimburse the Executive for the excess (if any) of the Gross-Up Payment as recalculated over the aggregate of the prior Gross-Up Payment(s) as soon as practicable after National Tax Counsel determines the additional amount due, but in no event later than the end of the calendar year following the year in which the Executive remits the additional Excise Tax.

(e) The Company agrees to bear all costs associated with, and to indemnify and hold harmless, National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 1, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

        2.    Additional Benefits. If there is a Change in Control, then the Company shall bear up to $15,000 in the aggregate of reasonable fees and costs and disbursements of consultants and/or legal or accounting advisors engaged by the Executive to advise the Executive as to matters relating to the computation of the Gross-Up Payment under Section 1, provided such expenses are incurred within 2½ months following the end of the calendar year in which a Change in Control occurs.

        3.     Expenses and Interest. If, after a Change in Control of the Company, (a) a dispute arises with respect to the enforcement of the Executive’s rights under this Agreement or (b) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Executive is not acting in bad faith, then the Company shall reimburse the Executive for any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of the dispute, legal or arbitration proceeding other than fees, costs, and disbursements relating to the computation of the Gross-Up Payment (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by JPMorgan Chase Bank, N.A., from time to time at its prime or base lending rate from the date that payments to him or her should have been made under this Agreement. Within ten days after the Executive’s written request therefor, but not later than the end of the calendar year following the calendar year in which the Expense was incurred, the Company shall pay to the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s reasonable Expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding.

        4.     Definitions.

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule l2b-2 of the General Rules and Regulations under the Act.

(c) A Person shall be deemed to be the “Beneficial Owner” of any securities:

(i) which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of rights issued pursuant to the terms of any Rights Agreement of the Company, at any time before the issuance of such securities;

(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule l3d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule l3D under the Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following:

(i) any Person (other than (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the date of this Agreement, pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined Voting Power of the Company’s then outstanding voting securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on the date of this Agreement constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of this Agreement, or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect subsidiary of the Company) shall not be Continuing Directors for purposes of this definition until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change in Control of the Company, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control of the Company occurred; or

(iii) the shareholders of the Company approve a merger, consolidation or share exchange of the Company with any other corporation or approve the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined Voting Power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the date of this Agreement, pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined Voting Power of the Company’s then outstanding voting securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined Voting Power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.

(f) “Person” means any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

(g) “Voting Power” means the voting power of the outstanding securities of the Company having the right under ordinary circumstances to vote at an election of the Board.

        5.    No Right to Employment. Nothing in this Agreement shall confer upon the Executive any right to continue in the employment of the Company, or interfere with or limit in any way the right of the Company to terminate the Executive’s employment at any time.

        6.    Severability. Whenever possible, each portion, provision or section of this Agreement will be interpreted in such a way as to be effective and valid under applicable law, but if any portion, provision or section of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other portions, provisions or sections. Rather, this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable portion, provision or section had never been contained herein.

        7.    Complete Agreement. With respect to the subject matter herein, this Agreement contains the complete agreement and understanding between the parties and supersedes and preempts any prior understanding, agreement or representation by or between the parties, written or oral.

        8.    Governing Law. Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions to this Agreement are to be construed and governed by the laws of the State of Delaware without regard to the laws of any other jurisdiction in which the Executive resides or performs any duties hereunder or where any violation of this Agreement occurs.

        9.    Successors and Assigns. This Agreement will inure to the benefit of and be enforceable by the Company and its successors and assigns. The Executive may not assign the Executive’s rights or delegate the Executive’s obligations hereunder.

        10.    Amendment; Waivers. This Agreement may not be amended or modified except by the written consent of the parties hereto. The waiver by either the Executive or the Company of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

WHITING PETROLEUM CORPORATION
_____________________________	By:____________________________________
Signature of Executive	Name:__________________________________
_____________________________	Title:___________________________________
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